Exhibit 99.1

FDA Approves Use of Up To Three Tubes of Biofrontera Inc.’s Ameluz (aminolevulinic acid HCI) Topical Gel, 10% In One Treatment

●	Approval allows for larger field treatment of actinic keratosis (AK) on face and scalp with Ameluz®-PDT using the BF-RhodoLED or the RhodoLED XL lamp
●	Supplemental New Drug Application (sNDA) supported by two Phase 1 safety studies
●	AK is the second most common diagnosis made by dermatologists in the United States[1]
●	An estimated 13 million treatments given each year for AK in the US2

WOBURN, Mass. (October 7, 2024) – Biofrontera Inc. (Nasdaq: BFRI) (“Biofrontera” or the “Company”), a biopharmaceutical company specializing in the commercialization of dermatologic products, today announced that the U.S. Food and Drug Administration (FDA) has approved the Company’s sNDA to increase the maximally approved dosage from one to three tubes of Ameluz® per treatment.

This approval allows healthcare professionals greater flexibility in addressing larger or multiple treatment areas for patients undergoing photodynamic therapy (PDT) for AK on the face and scalp, leading to greater convenience for both healthcare providers and their patients.

“We are delighted with the FDA’s decision to approve the use of up to three tubes of Ameluz® per treatment,” stated Dr. Hermann Luebbert, Chief Executive Officer and Chairman of Biofrontera Inc. “We are now working with Medicare and commercial payers to obtain reimbursement for this label update and will notify our customers accordingly.”

The sNDA was supported by two clinical Phase I safety studies in which three tubes of Ameluz® were applied to 116 patients. The studies showed that the blood concentrations of the active ingredient and the metabolite were several magnitudes below those at which side effects are known to occur, and that the systemic and application site adverse events were equivalent to those observed with one tube of Ameluz®.

“Ameluz® is the only PDT photosensitizer indicated by the FDA for both lesion-directed and field-directed treatment of AKs. This approval will allow dermatologists to offer the more comprehensive option they desired for their patients, while maintaining the proven efficacy and safety profile of Ameluz®. It is another important milestone for Biofrontera as we continue to demonstrate our commitment to PDT and our dedication to the development of this important treatment modality,” commented Dr. Luebbert.

“Up to 60% of squamous cell carcinomas begin as untreated AK lesions, so it’s important for us to be able to treat the entire affected field. I have used Ameluz® now for more than 7 years for the management of AK because of the demonstrated efficacy and safety it delivers. With the approval of the sNDA, I look forward to being able to use up to three tubes for those patients that need them,” said Dr. Jonathan Weiss, investigator and co-managing partner at Georgia Dermatology Partners in Atlanta.

About Actinic Keratosis

AK is the most common pre-cancerous skin lesion caused by chronic sun exposure that may, if left untreated, develop into life-threatening skin cancer called squamous cell carcinoma. AKs typically appear on sun-exposed areas such as the face, bald scalp, arms or the back of the hands. In 2020, approximately 58 million people in the US were affected by AK and 13 million AK treatments were performed.3

1-	Landis ET. et al. Dermatol Online J. 2014 Apr 16;20(4):22368.
2-	Market data accessible from CMS and IQVIA, 2021
3-	www.skincancer.org/skin-cancer-information/actinic-keratosis/

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company specializing in the treatment of dermatological conditions with a focus on PDT. The Company commercializes the drug-device combination Ameluz® with the RhodoLED® lamp series for PDT of AK, pre-cancerous skin lesions which may progress to invasive skin cancers. The Company performs clinical trials to extend the use of the products to treat non-melanoma skin cancers and moderate to severe acne. For more information, visit www.biofrontera-us.com and follow Biofrontera on LinkedIn and Twitter.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended. These statements include, but are not limited to, statements relating to Biofrontera’s commercial opportunities and the commercial success of its licensed products. We have based these forward-looking statements on our current expectations and projections about future events. Nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: the impact of any extraordinary external events; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz ® in combination with BF-RhodoLED and/or RhodoLED XL in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz in combination with BF- RhodoLED and/or RhodoLED XL is consistent with the Company’s expectations; the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing; and other factors that may be disclosed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), which can be obtained on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contact:

Investor Relations

Andrew Barwicki

1-516-662-9461

ir@bfri.com